                                                                    Exhibit (12)

                                             Pitney Bowes Inc.
                           Computation of Ratio of Earnings to Fixed Charges (1)
                           -----------------------------------------------------

(Dollars in thousands)
                                                      Three Months Ended               Six Months Ended
                                                           June 30,                        June 30,
                                                  ---------------------------    ---------------------------
                                                          2000        1999(2)            2000        1999(2)
                                                  ------------   ------------    ------------    -----------
Income from continuing operations
  before income taxes...........................  $    245,970   $    233,870    $    470,507    $   443,110

Add:
   Interest expense.............................        55,415         48,108         104,408         94,167
   Portion of rents
      representative of the
      interest factor...........................        10,714         10,412          21,517         21,194
   Amortization of capitalized
      interest..................................           243            243             486            486
   Minority interest in the
      income of subsidiary
      with fixed charges........................         3,543          2,792           6,825          5,665
                                                  ------------   ------------    ------------    -----------

Income as adjusted..............................  $    315,885   $    295,425    $    603,743    $   564,622
                                                  ============   ============    ============    ===========

Fixed charges:
   Interest expense.............................  $     55,415   $     48,108    $    104,408    $    94,167
   Capitalized interest.........................           974              -           1,513              -
   Portion of rents
      representative of the
      interest factor...........................        10,714         10,412          21,517         21,194
   Minority interest, excluding
      taxes, in the income of
      subsidiary with fixed charges.............         5,252          4,149          10,114          8,481
                                                  ------------   ------------    ------------    -----------

      Total fixed charges......................   $     72,355   $     62,669    $    137,552    $   123,842
                                                  ============   ============    ============    ===========

Ratio of earnings to
   fixed charges................................          4.37           4.71            4.39           4.56
                                                  ============   ============    ============    ===========

Ratio of earnings to fixed
   charges excluding minority
   interest.....................................          4.65           5.00            4.68           4.85
                                                  ============   ============    ============    ===========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Interest expense and the portion of rents representative of the interest factor of the discontinued operations of AMIC have been excluded from fixed charges in the computation for the three and six months ended June 30, 1999.

        Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 4.61 and 4.45 for the three and six months ended June 30, 1999, respectively. The ratio of earnings to fixed charges excluding minority interest would be 4.88 and 4.72 for the three and six months ended June 30, 1999, respectively.